Exhibit 99.7

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D, dated October 14, 2010 (the “Schedule 13D”), with respect to the common stock, par value $0.001 per share, of ICx Technologies, Inc. is, and any amendments executed by us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates written below.

Date: October 14, 2010	FLIR SYSTEMS, INC.

	By:	/s/ William W. Davis
	Name:	William W. Davis
	Title:	Senior Vice President,
General Counsel and Secretary

Date: October 14, 2010	INDICATOR MERGER SUB, INC.

	By:	/s/ William W. Davis
	Name:	William W. Davis
	Title:	Secretary